UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 22, 2004
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer I.D. No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Registrant's telephone number, including area code: (309) 675-1000

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Item 5. Other Events and Regulation FD Disclosure.

The following is Caterpillar Inc.'s prepared statements from the results webcast held on July 22, 2004. The furnishing of these materials is not intended to constitute a representation that such furnishing is required by Regulation FD or that the materials include material investor information that is not otherwise publicly available. In addition, the Registrant does not assume any obligation to update such information in the future.

2Q04 Caterpillar Results Conference Call Prepared Remarks
Opening Remarks: Good morning and welcome to Caterpillar's second Quarter 2004 results conference call. I'm Nancy Snowden, Director of Investor Relations. With me is Lynn McPheeters, Vice President and Chief Financial Officer. We will address your questions during the Q&A portion of today's call.

This morning I’ll go over our second quarter results, review our outlook, go over the usual dealer retail numbers, discuss two special topics and wrap up with the Q & A. Certain information we will be discussing is forward looking and involves uncertainties that could impact expected results. A discussion of those uncertainties is in a form 8-K filed with the Securities & Exchange Commission today. OK, let's start with the second quarter results.

Second Quarter Results: As you know, this morning we reported second-quarter sales and revenues of 7.56 billion dollars and profit of 552 million dollars. Sales and revenues for the first half of 2004 were 14.03 billion dollars and profit was 964 million dollars.

SALES and REVENUES were up 27 percent from second quarter 2003, with Machinery up 1.17 billion dollars and Engines up 429 million dollars. The increase in sales and revenues was largely due to 1.35 billion dollars of higher Machinery and Engines volume, 131 million dollars of increased Price Realization, a 116 million dollar favorable impact of Currency on sales due primarily to the strengthening euro and 33 million dollars of higher Financial Products revenues.

Revenues of Financial Products were 464 million dollars, up 33 million dollars or about 8 percent from second quarter 2003. The favorable impact of approximately 54 million dollars due to the continued growth of Earning Assets at Cat Financial were partially offset by a 26 million dollar impact of lower interest rates on new and existing finance receivables.

PROFIT of 552 million dollars was up 38 percent and was 153 million dollars higher in second quarter 2004 compared with second quarter of 2003. The main contributors to the profit increase were higher Sales Volume of 356 million dollars, higher price realization of 131 million dollars and the absence of 47 million dollars in Non-Conformance Penalties recorded in the second quarter 2003. Partially offsetting these favorable items were 254 million dollars of higher Core Operating Costs, the net unfavorable impact of currency of 63 million dollars and higher Retirement Benefits of 37 million dollars.

The increase in core operating costs reflects higher manufacturing costs due to surging volumes, general support costs to support our growth, planned spending on product development programs and higher incentive compensation due to our increased outlook. I’ll provide more information on the higher core operating costs in the special topics section.

Now, I’ll provide some comments on North American rental fleets and used equipment.

North American dedicated rental fleet utilization on a twelve-month rolling basis is continuing to run at a very strong rate -- about sixty-nine percent—up 3% from a year ago.

Rental rates for the rolling twelve months through June were up about four percent from a year ago and are forecasted to improve over the next six months.

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Overall, units in dedicated dealer rental fleets are up about 6 percent compared to a year ago. Dedicated dealer rental fleets consist of Rent-to-Rent units and units in Cat Rental Stores.

Rent-to-Rent units, which currently make up about fifty-five percent of the units in dealer rental fleets, are up 2 percent from a year ago.

The Cat Rental Stores, which generally rent smaller machines for shorter time periods, currently have about forty-five percent of the rental units in dealer fleets. These fleets continue to grow and are up 11 percent from a year ago.

North American dealers have a total of three hundred ninety-two rental stores. Five more are expected by year-end.

In the Europe/Africa/Middle East region, dealers have seven hundred and ninety-three rental outlets, three hundred and sixty-eight of which had the Cat Rental Store identity as of quarter end. In Latin America, we had one hundred and six Cat Rental Stores and one hundred and thirty-two in Asia/Pacific. At year-end, we are expecting about fourteen hundred and eighty rental outlets throughout the world. Of these, three hundred and eighty stores in North America and over five hundred and fifty in the rest of the world will have the Cat Rental Store identity.

North American used equipment prices improved about 14 percent in the first quarter compared to a year ago for most machines. We expect used equipment prices to remain strong in the near term. This used equipment reporting lags one quarter from the current quarter.

Machine Availability – The North American Commercial Division and the Product Groups continue to work closely together to develop plans to improve availability on key machine models. Unfortunately, due to critical problems with suppliers, material shortages, and an unprecedented level of dealer machine orders to support very strong demand, overall availability has worsened. Currently all models, with minor exceptions, are on managed distribution in North America. Managed distribution is Caterpillar’s method to equitably distribute equipment to dealers to meet critical customer needs. To respond to this unprecedented surge in volume, Caterpillar is well positioned to work in cooperation with its worldwide dealer network to share models, which may be in short supply. In addition, many dealers are able to prevent lost sales on these models by providing customers with slightly used machines from their rental fleets as "loaners" until new machines are received.

Now, for the OUTLOOK: We expect the world economy to grow 4 percent in 2004. General economic recovery along with strong demand for housing and high raw materials and energy prices should lead to continued strength of company sales and revenues in the second half of 2004. Sales and revenues strengthened significantly in the last half of 2003, so the future base for comparisons will be higher than what it was in the first half.

Included in the outlook is our continued expectation of industry sales of heavy-duty truck engines in North America, including Mexico, of 240,000 units in 2004. Our industry forecast for NAFTA midrange trucks, urban and specialty busses and RVs for 2004 continues to be approximately 180,000 units, up from a comparable figure of approximately 159,000 for 2003.

We project company sales and revenues will increase about 25 percent in 2004, up from the previous forecast of about 20 percent growth. Machinery and Engines volume is expected to increase about 20 percent and the favorable impact of currency is expected to contribute about 2 percent with the remainder coming from improved price realization and Financial Products revenues.

We now expect profit per share to be up 80 to 85 percent compared to 2003, up from the previous forecast of 65 to 70 percent. We expect to deliver about 7 percent Return on Sales and Revenues in 2004 as compared to 4.8 percent in 2003 despite an increase in retirement benefits of about 200 million dollars, pressure on core operating costs associated with supporting higher than anticipated volumes and increased product development costs as we invest in our future.

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Full details of the outlook for 2004, including other assumptions, are contained in the company's press release issued today.

We are providing supplemental information including deliveries to users and dealer inventory levels. We sell the majority of our machines and engines to dealers and OEMs to meet the demands of their customers, the end users. Due to time lags between our sales and deliveries to end users, we believe this information will help readers better understand our business.

Retail Numbers: Now I'll review dealer retail machine numbers and reciprocating and turbine engine deliveries to users and OEM's. All comparisons are based on constant dollars.

Retail Deliveries of Machines for the 3 months ending June 2004 compared with the same 3 months of 2003 are as follows:

Asia Pacific	EAME	Latin America	Subtotal	North America	World
Flat	Up 10%	Up 76%	Up 13%	Up 33%	Up 24%

Retail machine deliveries were up for the quarter due to strength across all sectors with the exception of Asia Pacific which was flat because of decreased deliveries in China. Higher coal and metals prices contributed to increased deliveries into mining. Economic recoveries, along with low interest rates, boosted deliveries into construction and construction-related activities.

For the 3 months ending June 2004 compared with the same 3 months of 2003, total Reciprocating and Turbine Engine Deliveries to Users and OEM's were as follows:

Electric Power	Industrial Engines	Marine Engines	Truck Engines	Petroleum	Total
Up 27%	Up 12%	Up 22%	UP 28%	Dn 3%	Up 17%

Now, let's turn to Dealer Machine Inventories. First, sequentially, comparing June 2004 with May 2004.

Asia Pacific	EAME	Latin America	Subtotal	North America	World
UP 5%	DN 4%	Up 11%	Up 1%	DN 1%	flat

Next, year over year, comparing June 2004 with June 2003.

Asia Pacific	EAME	Latin America	Subtotal	North America	World
UP 55%	Up 1%	Up 43%	Up 21%	Up 24%	Up 22%

Dealer inventories of new machines at the end of June compared with year-end were up on a worldwide basis about five hundred and thirty million dollars, the majority of which occurred in North America as dealers were preparing for the selling season. This seasonal increase was substantially larger than the increase in second quarter 2003 as a result of dealer’s anticipation of increasing sales. Inventories compared to projected delivery rates were lower than year-earlier levels in all regions.

Our expectation for full-year 2004 is for dealer new machine inventories to increase about one hundred and fifty million dollars on a worldwide basis with most of the increase in North America.

Asia Pacific dealer new machine inventories are at 2.0 months of deliveries, down from 2.9 months a year ago.

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Europe/Africa/Middle East dealers are at 2.6 months of deliveries, down from 3.2 months a year ago.

Dealer new machine inventories in Latin America are at 1.9 months of deliveries, down from 3.5 months a year ago.

Dealer new machine inventories for the subtotal of these three regions outside North America are at 2.3 months of deliveries, which is down from 3.1 months a year ago.

North American dealer machine inventories are at 2.2 months of deliveries, down from 2.6 months.

Overall, on a worldwide basis, dealer machine inventories are at 2.3 months of deliveries, down from 2.9 months a year ago.

The retail statistics for June are also available on voice mail through August 16 by calling 309-675-8000.

Before I get into the Q&A, I want to comment on two special topics that I think will be of interest.

As you know, Caterpillar achieved record sales and profits this quarter. For the year, our outlook forecasts about a 25 percent increase in sales and revenues with an 80 to 85 percent increase in profits over 2003. The breadth of this recovery is unprecedented in our history. Our entire value chain, including suppliers and dealers are taking extraordinary steps to meet this surging customer demand, which because of our global network, we believe that Caterpillar is best positioned to meet. Of course, meeting this dramatic upturn comes with a cost. We’ve chosen to incur that cost to satisfy our customers. The costs include higher material costs resulting from steel surcharges, higher freight and expediting costs to ensure timely delivery of material, premiums due to supplier capacity constraints and manufacturing inefficiencies due to the steep ramp up of production.

As the world economy has improved, demand for various materials has skyrocketed. By focusing global purchasing teams on particular materials and supply chain bottlenecks, we have leveraged our worldwide presence to maximize Caterpillar’s acquisition of scarce materials. Where others may have failed to get materials, Caterpillar has in most cases succeeded. Of course, basic supply and demand applies – prices for materials have increased in the face of robust demand and limited supply. The sheer volume of requirements has forced us, in some cases, to deviate from our sourcing plans and acquire materials from significantly more expensive suppliers. Also, we are seeing the effect of outsourcing certain items from others, which are normally produced in our own factories, again adding incremental expense.

When we face limited or delayed material availability, manufacturing inefficiencies occur as we await materials, adding further to expenses. Overtime and expediting costs increase as we strive to meet significantly higher production schedules.

To mitigate as much of the cost impact as possible, we are focused on eliminating supply chain bottlenecks and inefficiencies. We are currently using over fifty 6 Sigma teams working at and with various suppliers to improve availability and material flows. We are committed to improving our cost structure even during this period of strong growth.

Costs related to supply chain bottlenecks are not dissipating as fast as we had anticipated. Scrap metal costs again have risen. There currently are steel capacity shutdowns. Suppliers are being cautious about increasing capacity because of concerns about the durability of the economic recovery. As a result, we do not foresee significant cost relief for materials for the remainder of 2004.

On a positive note, rising material and energy prices are not all negative for Caterpillar, as many of our key markets, especially mining, are greatly strengthened by these price increases. This is resulting in the increased demand, which requires the extraordinary steps outlined above.

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Machinery and Engine SG&A was 9.0% of sales for the 2nd quarter. Excluding the increase due to retirement benefits, incentive compensation expense and the impact of currency, SG&A was 8.5% of sales or up approximately 100 million dollars from the 2nd quarter 2003. The increase is in line with planned spending programs to support our growth and includes an increase of about $10 million due to consolidation of new entities.

Another element of higher core operating costs was incentive compensation, which was about 60 million dollars higher than second quarter of 2003. We still expect full year incentive compensation to be up approximately 100 million dollars compared to 2003 as a result of our improved outlook. Due to the timing of our outlook revisions, this increase has been essentially recorded in the first half of 2004. Based on our current outlook, we do not anticipate 2nd half incentive compensation to be higher than 2003.

As profitability has improved, we are now ramping up our product development investments to maintain and improve our product technology leadership position. Machinery and Engine Research and Development was 3.0 percent of sales for the 2nd quarter. Excluding the increase due to retirement benefits, incentive compensation expense and the impact of currency, Research and Development was up approximately 35 million dollars from the 2nd quarter 2003. Research & Development is projected at 3.6% of sales for 2004 in our current outlook, which has not changed from the previous outlook, but is up from last year when it was 3.2% of sales.

Currency negatively impacted operating profits by the net amount of 62 million dollars, largely the result of the stronger British Pound and Japanese Yen on our manufacturing costs in the U.K and Japan respectively.

Higher retirement Benefits offset profitability this quarter by 37 million dollars. Going forward, assuming rising interest rates and that our long-term return assumptions remain the same, this expense should, in future years, level off and possibly turn lower.

We expect higher Retirement Benefits of approximately two hundred million dollars in 2004. Although we have no mandatory U.S. Employment Retirement Income Security Act funding requirements during 2004, we chose to fund about five hundred million dollars into our U.S. pension plans in April.

Despite the significant pressures on various costs, we continue to forecast that we will be able to deliver about 7 percent Return on Sales and Revenues up nearly 50% from the 4.8% Return on Sales and Revenues we achieved in 2003.

Our final topic is China. The recent actions of the Chinese government to slow the economy have affected the industry for the short term. We can certainly expect these cyclical variations in the industry from time to time. However, we remain quite optimistic on long-term growth opportunities in China. We will continue to build our product portfolio and invest and implement our global business model. We are long-term investors in this market and expect to achieve industry leadership. The China market represents tremendous infrastructure and development opportunities.

The short term softening of the industry in China has resulted in the reduction of dealer deliveries in the country by 38% in this quarter compared to the second quarter of 2003. We have, however, been able to successfully leverage our global capabilities and are using this opportunity to redirect some of our China and Asian production capability to the very strong markets in North America and Asia. Our global diversity allowed us to make up the drop in sales in China with sales in other parts of Asia, thereby avoiding a drop in sales quarter over quarter for the region. The access to the global markets through the Caterpillar distribution network is an advantage no other competitor can duplicate.

We have a long-term strategy to establish a solid manufacturing presence in China and to be one of the least cost producers in China serving the Chinese market. We’ll supplement that with imported product and some imported content for product we assemble in-country. This strategy is for the long-haul and will not change as a result of short-term variances in the economy.

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One last thing before the Q & A, if you are planning on attending MINEXPO in Las Vegas, be sure to save September 28, 2004. Hotel rooms are getting tight, so book your reservations soon. This can be done via the official MINEXPO website at www.minexpo.com. We will be holding a luncheon for security analysts. You will have an opportunity to hear Chairman and CEO, Jim Owens speak and answer questions. We will also be giving a tour of the Caterpillar booth at that time. Jim’s comments will be webcast. Information for accessing the webcast will be available on the investor information portion of our website at Cat.Com in advance of the meeting.

Q&A: OK, now it's time to move to the Q&A portion of the call. In the interest of time and fairness to others, please limit yourself to one question and one follow up. First question please.

Closing: It's been a pleasure sharing Caterpillar's results with all of you this morning. If you didn't get your questions asked today, please call me. Thanks for your interest in Caterpillar. Goodbye.

Safe Harbor Statement under the Securities Litigation Reform Act of 1995
Certain statements contained in our second-quarter 2004 results release and prepared statements from the related results webcast are forward-looking and involve uncertainties that could significantly impact results. The words "believes," "expects," "estimates," "anticipates," "will be", "should" and similar words or expressions identify forward-looking statements made on behalf of Caterpillar. Uncertainties include factors that affect international businesses, as well as matters specific to the company and the markets it serves.

World Economic Factors
A vigorous worldwide economic recovery is now underway and global economic growth is expected to be about 4 percent in 2004, or about 1½ percentage points more than in 2003. All regions are now improving. Industrial production in many developing countries increased sharply over the past year, often at double-digit rates.

Central banks are in the early stages of raising short-term interest rates from the lowest in decades. With most economies still operating below capacity and inflation near or below central bank targets, we anticipate rate hikes the rest of this year will be modest and will not undermine healthy recoveries in the industries we serve. If, however, central bankers decide to raise interest rates significantly, the recovery would be less robust than assumed, likely weakening machinery and engine sales.

Strong demand for housing has emerged in many countries, reflecting a desire to upgrade the quality of housing. The economic recovery, which is boosting both employment and incomes, likely will support this desire in coming quarters. Both nonresidential and infrastructure construction have not kept pace with economic growth in recent years; efforts to upgrade, bolstered by rising profits and incomes, should continue. Should growth slow, or long-term interest rates rise, the recovery in construction would be vulnerable.

Most raw materials prices soared over the past year, creating concerns about inflation. However, before the surge, prices had declined so low that producers were not maintaining capacity and users depleted inventories. The price surge reflected a return to prices that would encourage the capacity expansions needed to support a strong rebound in industrial production, a task that has barely begun. We expect most energy and metals prices to remain relatively high for the rest of this year, prolonging the mining recovery. An unexpected, sharp decline in prices would harm the recovery.

U. S. economic indicators show that growth is stabilizing near a 4 percent rate, a rate strong enough to support further growth in the industries we serve but not so fast as to cause lasting inflation problems. Consequently, we believe the Fed will be able to follow its preferred plan of gradually increasing interest rates and the Fed funds rate will end the year at 2 percent or less. The economy should grow about 4.5 percent. In Canada, recent interest rate cuts should revive growth to near 3 percent. Housing construction should hold up for the rest of year because higher incomes and improving consumer confidence should offset slightly higher mortgage interest rates. Nonresidential construction, coming off a long, severe downturn, should recover rapidly. Both coal and metals mining should benefit from favorable prices and the weaker dollar. Should any of these factors change substantially, our sales probably would be weaker than assumed.

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Economies in the Euro zone improved in the first half and we expect further strengthening in the second half. Economic growth in both Africa/Middle East and CIS has been much stronger and should average 4 percent and 6 percent, respectively, this year. Growth in those two regions is benefiting immensely from high commodity prices and some of the larger economies have been able to adopt more expansive economic policies. Better economic growth likely will allow further increases in construction spending. The expected sales recovery in EAME is vulnerable to any unexpected weakening in the European economy or sharp breaks in commodity prices.

The Japanese economy has been in recovery for nine consecutive quarters and our outlook assumes that measures employed by the Bank of Japan - zero interest rates, the maintenance of high levels of reserves in the banking system and the purchase of long-term government bonds - will allow this recovery to continue. We project economic growth of more than 4 percent in 2004, somewhat better than in 2003 and the best year since 1996. The economy remains vulnerable to any tightening in financial conditions and should that occur, the recovery could stall. Slower economic growth would adversely affect our sales in that country and could have a negative impact on other economies, particularly those in the region.

The Latin American economy turned in a good first half and we expect economic growth of 4 percent this year – the highest since 2000. Favorable energy and metals prices likely will support further investments into those sectors and help provide the income needed to finance other construction projects. Domestic interest rates are low and employment is increasing; both should support more construction spending. Any slowing in the world economy or collapse in commodity prices would jeopardize the expected large increase in sales.

China, which led regional sales for over two years, experienced a sharp drop in deliveries in the second quarter. Government administrative actions to curb selected activities, rather than an overall tightening in economic policies, appear to have caused the decline. Total bank lending and economic growth still appear robust. Nevertheless, the construction sector likely will fare worse than the overall economy for the rest of the year. Prospects in the rest of the region are decidedly more favorable, and gains in these countries should offset declines in China. Domestic interest rates are low and exports are booming. These factors will support further increases in construction. The large mining sector, which had a good first half, should continue to do well. The major threat to the expected growth in sales would a more severe slowing in the Chinese economy.

Commodity Prices
Commodities represent a significant sales opportunity, with prices and production as key drivers. Prices have improved sharply over the past year and our outlook assumes continued growth in the world economy will cause metals prices to hold at or above recent prices in 2004. Any unexpected weakening in world industrial production, however, could cause prices to drop sharply to the detriment of our results.

Coal production and prices have improved this year and our sales have benefited. We expect these trends to continue. Should coal prices soften, due to a slowing in world economic growth, the ongoing sales recovery would be vulnerable.

Oil and natural gas prices have continued fairly high into 2004 due to strong demand and tight inventories. Our outlook assumes that increased production will ease shortages in both oil and natural gas, allowing prices to ease some. We do not yet view higher energy prices as a threat to economies since it is strong demand that is boosting prices and world production is still increasing. However, should significant supply cuts occur, such as from OPEC production cuts or political unrest in a major producing country, the resulting price spikes likely would slow economies, potentially with a depressing impact on our sales.

Monetary and Fiscal Policies
For most companies operating in a global economy, monetary and fiscal policies implemented in the U.S. and abroad could have a significant impact on economic growth, and accordingly, demand for a product. In general, higher than expected interest rates, reductions in government spending, higher taxes, significant currency devaluations, and uncertainty over key policies are some factors likely to lead to slower economic growth and lower industry demand.

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With economic data looking more favorable, central banks in developed countries have started raising interest rates from the lowest rates in decades. Four (U. S. Federal Reserve Bank, Reserve Bank of Australia, Bank of England and the Swiss National Bank) have implemented modest interest rate increases. Our outlook assumes that central banks will take great care to ensure that economic recoveries continue and that interest rates will remain low throughout 2004. Should central banks raise interest rates too aggressively, both economic growth and our sales could suffer.

Budget deficits in many countries have increased, which has limited the ability of governments to boost economies with tax cuts and more spending. Our outlook assumes that governments will not aggressively raise taxes and slash spending to deal with their budget imbalances. Such actions could disrupt growth and negatively affect sales to public construction.

Political Factors
Political factors in the United States and abroad have a major impact on global companies.

Our outlook assumes that there will be no major wars in either North Korea or the Middle East in the forecast period. Such military conflicts could severely disrupt sales into countries affected, as well as nearby countries.

Our outlook also assumes that there will be no major terrorist attacks. If there is a major terrorist attack, confidence could be undermined, causing a sharp drop in economic activities and our sales. Attacks in major developed economies would be the most disruptive.

Our outlook assumes that efforts by countries to increase their exports will not result in retaliatory countermeasures by other countries to block such exports, particularly in the Asia/Pacific region. In addition, our outlook assumes that any change in U.S. tax law, including repeal of the ETI provisions, will not negatively impact our provision for income taxes."

Currency Fluctuations
The company has costs and revenues in many currencies and is therefore exposed to risks arising from currency fluctuations. Many currency positions are fairly closely balanced, which, along with the diversity of currency positions, helps diminish exchange rate risks.

The company's largest manufacturing presence is in the United States. So any unexpected strengthening of the dollar tends to raise the foreign currency value of costs and reduce our global competitiveness.

The stronger euro had a favorable impact on translating European sales into U. S. dollars in the third quarter. The outlook assumes similar benefits in the future. Should the euro collapse, our results could be negatively impacted.

Dealer Practices
The company sells primarily through an independent dealer network. Dealers carry inventories of both new and rental equipment and adjust those inventories based on their assessments of future needs. Such adjustments can impact our results either positively or negatively. The current outlook assumes dealers will reduce inventories slightly in 2004; more drastic reductions would adversely affect sales.

Other Factors
The rate of infrastructure spending, housing starts, commercial construction and mining play a significant role in the company's results. Our products are an integral component of these activities and as these activities increase or decrease in the United States or abroad, demand for our products may be significantly impacted.

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Projected cost savings or synergies from alliances with new partners could also be negatively impacted by a variety of factors. These factors could include, among other things, higher than expected wages, energy and/or material costs, and/or higher than expected financing costs due to unforeseen changes in tax, trade, environmental, labor, safety, payroll or pension policies in any of the jurisdictions where the alliances conduct their operations.

Our outlook assumes that there will be no significant work stoppages at any of our facilities worldwide. On April 25, 2004, employee members of the United Auto Workers (UAW) voted to reject the company's contract proposal for a new 6-year labor agreement. Operations continue as normal. Collective bargaining negotiations continue with the UAW, but if for whatever reason, a prolonged labor disruption were to happen, our sales and revenues and profit results would likely be negatively impacted, particularly in the event of a subsequent union employee work stoppage.

Results may be impacted positively or negatively by changes in the sales mix. Our outlook assumes a certain geographic mix of sales as well as a product mix of sales. If actual results vary from this projected geographic and product mix of sales, our results could be negatively impacted.

The company operates in a highly competitive environment and our outlook depends on a forecast of the company's share of industry sales. An unexpected reduction in that share could result from pricing or product strategies pursued by competitors, unanticipated product or manufacturing difficulties, a failure to price the product competitively, or an unexpected buildup in competitors' new machine or dealer owned rental fleets, leading to severe downward pressure on machine rental rates and/or used equipment prices.

The environment also remains very competitive from a pricing standpoint. Our outlook assumes that the company is successful in implementing worldwide machine price increases communicated to dealers with an effective date of July 1, 2004. If for whatever reason the price increases are not accepted in the marketplace, our results will be negatively impacted. Moreover, additional price discounting would result in lower than anticipated realization.

Inherent in the operation of the Financial Products Division is the credit risk associated with its customers. The creditworthiness of each customer, and the rate of delinquencies, repossessions and net losses on customer obligations are directly impacted by several factors, including, but not limited to, relevant industry and economic conditions, the availability of capital, the experience and expertise of the customer's management team, commodity prices, political events, and the sustained value of the underlying collateral. Additionally, interest rate movements create a degree of risk to our operations by affecting the amount of our interest payments and the value of our fixed rate debt. Our match funding policy manages interest rate risk by matching the interest rate profile (fixed rate or floating rate) of our debt portfolio with the interest rate profile of our receivables portfolio within certain parameters. To achieve our match funding objectives, we issue debt with similar interest rate profile to our receivables and also use interest rate swap agreements to manage our interest rate risk exposure to interest rate changes and in some cases to lower our cost of borrowed funds. If interest rates move upward more sharply than anticipated, our financial results could be negatively impacted. With respect to our insurance and investment management operations, changes in the equity and bond markets could cause an impairment of the value of our investment portfolio, thus requiring a negative adjustment to earnings.

In general, our results are sensitive to changes in economic growth, particularly those originating in construction, mining and energy. Developments reducing such activities also tend to lower our sales. In addition to the factors mentioned above, our results could be negatively impacted by any of the following:

  Any sudden drop in consumer or business confidence
  Delays in legislation needed to fund public construction
  Regulatory or legislative changes that slow activity in key industries; and/or
  Unexpected collapses in stock markets.
This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact our outlook. Obvious factors such as general economic conditions throughout the world do not warrant further discussion, but are noted to further emphasize the myriad of contingencies that may cause the company's actual results to differ from those currently anticipated.

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
CATERPILLAR INC.

July 22, 2004	By:	/s/James B. Buda
James B. Buda, Vice President

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